EXHIBIT 24.3


                 CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Conseco, Inc. and Kemper Corporation which is made a part of the Registration Statement (Form S-4) and related Prospectus of Conseco, Inc. for the registration of 9,097,109 shares of its common stock and to the incorporation by reference therein of our reports dated January 27, 1994, with respect to the consolidated financial statements and schedules of The Statesman Group, Inc. and Subsidiaries incorporated by reference or included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



                                        ERNST & YOUNG LLP



Des Moines, Iowa
September 14, 1994